Exhibit 99.1

                                            [LOGO OF GREENPOINT FINANCIAL CORP.]

FOR RELEASE:
Wednesday March 31, 1999

CONTACT:

Investors:  Jeffrey Bergman, 212-834-1113
Media:  Richard Humphrey, 212-834-1201

             GREENPOINT FINANCIAL COMPLETES ACQUISITION OF HEADLANDS MORTGAGE

New York, March 31 - GreenPoint Financial Corp. (NYSE: GPT) today announced the completion of its acquisition of Headlands Mortgage Company, Larkspur, CA. Headlands, the leading specialist in Alternative A mortgage lending, had total mortgage originations of $8.3 billion in 1998.

"The combination of GreenPoint Mortgage's expertise in no-documentation mortgages and Headlands' expertise in Alternative A mortgages, in addition to GreenPoint's strength in the East and Headlands' strength in the West, creates tremendous synergies that we will begin to leverage immediately", said Thomas S. Johnson, Chairman and Chief Executive Officer of GreenPoint Financial. "We are integrating the two companies to form one mortgage business headed by Peter Paul, S.A. Ibrahim and Ralph Hall, one of the finest and most experienced mortgage management teams in the country."

Mr. Paul, founder of Headlands, stated, "The origination and secondary marketing strength of Headlands combined with GreenPoint's low-cost, stable consumer deposits and balance sheet strength will make our combined companies a truly formidable leader in specialty housing finance."

GreenPoint will take a first quarter, pre-tax, non-recurring charge of approximately $22 million for one-time costs associated with the Headlands transaction. Some of these costs are not tax deductible. In addition, the Company will take a restructuring charge of approximately $6 million, pre-tax, in severance expenses related to the integration of the two companies.

GreenPoint Financial Corp. (NYSE: GPT) is a leading national specialty housing finance company with three principal subsidiaries. GreenPoint Mortgage, a national mortgage banking company headquartered in Charlotte, is the leading national lender in no-documentation


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residential mortgages. GreenPoint Credit, headquartered in San Diego, is the second largest lender nationally in the manufactured housing finance industry. GreenPoint Bank, a New York State chartered savings bank, has $11.2 billion in deposits in 73 branches serving more than 400,000 households in the Greater New York City area.

This release contains certain forward-looking statements which are based on management's current expectations. These forward-looking statements include information concerning possible or assumed future results of operations and business plans, including those relating to earnings growth, revenue growth, expense levels, and other business operations. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to execution of pending or future acquisitions, including integration activities; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition; the level of defaults and prepayments on loans made by the Company and its affiliates; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.